EXHIBIT 1

TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING ON SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since the date of the most recent filing on Schedule 13D.  Such transactions involved the purchase of shares on the New York Stock Exchange.  The prices reported below reflect the weighted average purchase price of the shares of Common Stock purchased on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.
Date	Type	Price	Shares
10/7/20111	Purchase	$1.1595	17700
10/10/2011	Purchase	1.1500	3500
10/11/20112	Purchase	1.2440	21100
10/12/20113	Purchase	1.3143	43700
10/13/20114	Purchase	1.2782	19842
10/14/20115	Purchase	1.2458	14674
10/17/20116	Purchase	1.1716	13048
10/18/20117	Purchase	1.1456	18818
10/19/20118	Purchase	1.1356	3857
10/20/20119	Purchase	1.0993	24045
10/21/201110	Purchase	1.1208	24206
10/24/201111	Purchase	1.1398	37800
10/25/201112	Purchase	1.1188	69503
10/26/201113	Purchase	1.1396	65884
10/27/201114	Purchase	1.1864	16830

1 This transaction was executed in multiple trades at prices ranging from $1.11 - 1.17.
2 This transaction was executed in multiple trades at prices ranging from $1.18 - 1.25.
3 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
4 This transaction was executed in multiple trades at prices ranging from $1.26 - 1.29.
5 This transaction was executed in multiple trades at prices ranging from $1.21 - 1.28.
6 This transaction was executed in multiple trades at prices ranging from $1.16 - 1.18.
7 This transaction was executed in multiple trades at prices ranging from $1.13 - 1.15.
8 This transaction was executed in multiple trades at prices ranging from $1.13 - 1.14.
9 This transaction was executed in multiple trades at prices ranging from $1.08 - 1.11.
10 This transaction was executed in multiple trades at prices ranging from $1.11 - 1.13.
11 This transaction was executed in multiple trades at prices ranging from $1.12 - 1.15.
12 This transaction was executed in multiple trades at prices ranging from $1.09 - 1.15.
13 This transaction was executed in multiple trades at prices ranging from $1.13 – 1.14.
14 This transaction was executed in multiple trades at prices ranging from $1.18 - 1.19.

Date	Type	Price	Shares
10/28/201115	Purchase	$1.1557	75379
10/31/201116	Purchase	1.1091	33613
11/1/2011	Purchase	1.1000	384900

15 This transaction was executed in multiple trades at prices ranging from $1.13 - 1.20.
16 This transaction was executed in multiple trades at prices ranging from $1.10 - 1.12.